EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS SECOND QUARTER

FISCAL 2024 FINANCIAL RESULTS

●	Second quarter net revenues of $152.5 million with improving production momentum after last quarter’s three week unplanned outage at the 4-high hot rolling mill in the Kokomo plant. This compares to $147.4 million in the first quarter this year and $152.8 million in last year’s second quarter.

●	Solid revenue growth in our core aerospace and industrial gas turbine markets this quarter compared to last year, largely offset by reductions in chemical processing and other markets

●	Gross margin for the second quarter of 17.7% of revenue, unfavorably impacted by a raw material headwind of $5.3 million, similar to the first quarter, but higher than last year’s second quarter headwind of $1.7 million. Excluding this raw material headwind, adjusted gross margin was 21.2% of revenue compared to last year’s 21.3% adjusted gross margin.
●	Second quarter net income of $8.6 million, or $0.66 diluted earnings per share, compared to last year’s second quarter net income of $12.3 million, or $0.96 diluted earnings per share. Reduction largely driven by change in raw material headwind and the remaining volume impacts of the hot mill unplanned outage from the first quarter.
●	Backlog of $438.6 million as of March 31, 2024, down 1.8% year-over-year with growth in aerospace that was more than offset by reductions in chemical processing and other markets.
●	Capital investment in the first six months of fiscal 2024 of $10.9 million. Total planned capital expenditures for fiscal 2024 estimated at $22 to $28 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 9, 2024 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2024.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our ongoing focus on the aerospace and industrial gas turbine markets resulted in the two being over 83% of volume shipped this quarter. In addition, we continue to gain production momentum after last quarter’s unplanned three-week outage at our Kokomo hot rolling mill, with product flow through our Kokomo facility improving.  Significant raw material headwinds persisted through the quarter, but are expected to begin to ease”, said Michael L. Shor, President and Chief Executive Officer.  “We continue to make progress towards our proposed merger with North American Stainless, a subsidiary of Acerinox, as our shareholders approved the transaction at our special meeting of shareholders held on April 16th.  In addition, the regulatory process is proceeding and we continue to expect to complete the merger in the third calendar quarter.”

2nd Quarter Results

Net Revenues.  Net revenues were $152.5 million in the second quarter of fiscal 2024, a decrease of $0.3 million or 0.2% from the same period of fiscal 2023 due to a decrease in pounds sold of 0.03 million or 0.6% and a decrease in product average selling price per pound of $0.06 or 0.2%, partially offset by higher other revenue of $0.8 million.  The small decrease in product average selling price per pound largely reflected lower market prices of raw materials, which decreased product average selling price per pound by approximately $2.53 compared to the second quarter of fiscal 2023.  This was partially offset by a favorable product mix, which increased product average selling price per pound by approximately $1.43 and price increases and other pricing factors, which increased average selling price per pound by approximately $1.04.

Cost of Sales. Cost of sales was $125.4 million, or 82.3% of net revenues, in the second quarter of fiscal 2024 compared to $121.9 million, or 79.8% of net revenues, in the same period of fiscal 2023.  Cost of sales as a percentage of revenues in the second quarter of fiscal 2024 was higher than the second quarter of fiscal 2023 due to higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices.

Gross Profit.  Gross profit was $27.0 million for the second quarter of fiscal 2024, a decrease of $3.9 million from the same period of fiscal 2023.  Gross profit as a percentage of net revenues declined by 250 basis points, primarily due to an estimated $5.3 million unfavorable impact of nickel and cobalt fluctuations in the second quarter of fiscal 2024 compared to an estimated $1.7 million unfavorable impact of nickel and cobalt fluctuations in the same period of fiscal 2023.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $13.4 million for the second quarter of fiscal 2024, an increase of $0.7 million from the same period of fiscal 2023.  The increase in selling, general and administrative expense in the second quarter of fiscal 2024 as compared to the second quarter of fiscal 2023 was largely driven by $0.5 million of costs incurred as a result of the proposed merger with Acerinox S.A. and $0.2 million of losses on the disposal of capital equipment.

Research and Technical Expense.  Research and technical expense was $1.1 million, or 0.7% of net revenue, for the second quarter of fiscal 2024, compared to $1.0 million, or 0.7% of net revenue, in the same period of fiscal 2023.

Operating Income.  The above factors resulted in operating income in the second quarter of fiscal 2024 of $12.6 million, compared to $17.1 million in the same period of fiscal 2023.

Nonoperating retirement benefit expense (income).  Nonoperating retirement benefit expense (income) was a benefit of $0.5 million in the second quarter of fiscal 2024 compared to a benefit of $0.4 million in the same period of fiscal 2023.  The higher nonoperating retirement benefit recorded was primarily driven by a decrease in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2023, which resulted in higher amortization of actuarial gains in the second quarter of fiscal 2024 when compared to the second quarter of fiscal 2023.  This was partially offset by a higher interest cost component of nonoperating retirement benefit income in the second quarter of fiscal 2024 when compared to the second quarter of fiscal 2023.

Interest expense. Interest expense was $2.0 million in the second quarter of fiscal 2024 compared to $1.9 million in the same period of fiscal 2023 primarily driven by higher average borrowings on the Company’s revolving credit facility and higher interest rates.

Income Taxes. Income tax expense was $2.5 million during the second quarter of fiscal 2024, a decrease of $0.8 million from expense of $3.3 million in the same period of fiscal 2023. The decrease in income tax expense was primarily driven by the decrease in income before income taxes of $4.6 million. Income tax expense in the second quarter of fiscal 2024 as a percentage of income before income taxes was 22.8% as compared to 21.0% in the second quarter of fiscal 2023.

Net Income.  As a result of the above factors, net income in the second quarter of fiscal 2024 was $8.6 million, a decrease of $3.8 million from net income of $12.3 million in the same period of fiscal 2023.

Volumes and Pricing

Volume shipped in the second quarter of fiscal 2024 was 4.6 million pounds, which was 0.6% lower than the second quarter of fiscal 2023 and was 1.9% lower sequentially than the first quarter of fiscal 2024.  During the first quarter of fiscal 2024, we had an unplanned three-week outage at our 4-high hot rolling mill which delayed production and impacted shipments during the second quarter of fiscal 2024; however, a significant portion of the delayed shipments are expected to be made up in the second half of fiscal 2024.

Aerospace volume increased by 8.9% and the aerospace average selling price per pound increased by 6.3% during the second quarter of fiscal 2024 compared to last year’s second quarter, resulting in a 15.8%, or $10.5 million, aerospace revenue increase compared to the prior year. Single-aisle commercial aircraft demand remains strong.  Industrial gas turbine (IGT) volumes increased by 19.5% compared to last year’s second quarter; however, IGT average selling price decreased 8.2%, resulting in a 9.8%, or $3.2 million, IGT revenue increase compared to the prior year. Volume and sales growth in

IGT was a result of solid customer demand and the Company’s market share growth strategy. The combined shipped pounds of aerospace and IGT exceeded 83% of the total pounds shipped for the quarter.  Volumes in the chemical processing industry (CPI) decreased by 41.8% year-over-year, partially offset by CPI average selling price increasing 6.1%.  The net resulted in a 38.2%, or $10.9 million, CPI revenue decrease compared to the prior year. Other markets revenue decreased 22.0%; however, other revenue increased by 10.2%.  The revenue decreases in CPI and Other Markets were due to mix management actions related to low-margin commoditized products as well as the three-week 4-high mill outage during the first quarter of fiscal 2024 which adversely impacted product available to sell in the second quarter of fiscal 2024.

The Company has an ongoing strategy of increasing margins.  This has been achieved by reducing processing costs as well as increasing pricing for the high-value, differentiated products and services it offers. The Company implemented multiple price increases for its contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the second quarter of fiscal 2024 was $31.05, which was a 4.1% increase over the first quarter of fiscal 2024, primarily due to the noted price increases, raw material adjustors and product mix changes.

Gross Profit Margin Trend Performance

The Company has made a significant strategic effort to improve gross margins over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds per quarter. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.

Gross profit margin was 17.7% in the second quarter of fiscal 2024 compared to 20.2% in the same period last year and 16.8% in the first quarter of fiscal 2024.  Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices that drove increased gross margins; however, in fiscal 2023 the raw material impact turned unfavorable primarily due to cobalt prices decreasing.  The raw material impact continued to be unfavorable in the first and second quarters of fiscal 2024 due to nickel prices decreasing which lowered gross margins.  The estimated impact from raw material volatility in the second quarter of fiscal 2024 was a headwind of $5.3 million that compressed gross margin by an estimated 3.5%, compared to last year’s second quarter which had a lower raw material impact of $1.7 million that compressed gross margin by only 1.1%.  Gross profit margin, excluding the impact of raw material prices was very similar in the second quarter of fiscal 2024 compared to last year’s second quarter.

Backlog

Backlog was $438.6 million at March 31, 2024, a decrease of $10.2 million, or 2.3% from the end of the first quarter of fiscal 2024 and a decrease of $8.1 million, or 1.8% from the same period of fiscal 2023.  Backlog pounds decreased 5.8% during the second quarter of fiscal 2024 from the end of the first quarter of fiscal 2024 to approximately 13.0 million pounds, predominantly due to reduced production lead times on certain products thereby reducing the amount of orders needing to be placed further out in the year.

Capital Spending

Capital investment in the first six months of fiscal 2024 was $10.9 million, and total planned capital spending for fiscal 2024 is expected to be between $22.0 million and $28.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $444.1 million as of March 31, 2024, a decrease of $5.2 million, or 1.2%, from $449.4 million as of September 30, 2023. The decrease resulted primarily from inventory decreasing by $7.0 million and accounts receivable decreasing by $5.6 million, partially offset by accounts payable and accrued expenses decreasing by $7.3 million during the first six months of fiscal 2024.

Liquidity

The Company had cash and cash equivalents of $11.5 million as of March 31, 2024 compared to $10.7 million as of September 30, 2023.  Additionally, the Company had $103.2 million of borrowings against the $200.0 million line of credit outstanding with remaining capacity available of $96.8 million as of March 31, 2024, putting total liquidity at $108.3 million.

Net cash provided by operating activities in the first six months of fiscal 2024 was $30.0 million compared to net cash used in operating activities of $19.7 million in the first six months of fiscal 2023.  This year-over-year change in operating cash flow was driven by a decrease in inventory of $8.8 million during the first six months of fiscal 2024 compared to an increase of $34.4 million during the same period of fiscal 2023, a decrease in accounts receivable of $6.6 million as compared to an increase of $1.1 million during the same period of fiscal 2023 and a decrease in accounts payable and accrued expenses of $7.3 million during the first six months of fiscal 2024 as compared to a decrease of $8.9 million during the same period of fiscal 2023, partially offset by decreased net income of $16.3 million during the first six months of fiscal 2024 as compared to $20.1 million in the same period of fiscal 2023.

Net cash used in investing activities was $10.9 million in the first six months of fiscal 2024, which was higher than net cash used in investing activities of $7.3 million during the same period of fiscal 2023 due to higher additions to property, plant and equipment.

Net cash used in financing activities was $18.5 million in the first six months of fiscal 2024, a difference of $53.1 million from cash provided by financing activities of $34.6 million during the first six months of fiscal 2023.  This difference was primarily driven by a net repayment of $11.6 million against the Company’s credit facilities during the first six months of fiscal 2024 compared to a net borrowing of $33.3 million during the same period of fiscal 2023.  Additionally, there were no proceeds from the exercise of stock options during the first six months of fiscal 2024 compared to $8.2 million of proceeds from the exercise of stock options during the same period of fiscal 2023 and share repurchases were $0.6 million higher in the first six months of fiscal 2024 compared to the same period of fiscal 2023.  Dividends paid of $5.7 million during the first six months of fiscal 2024 were higher than dividends paid of $5.6 million during the same period of fiscal 2023.

Dividend Declared

On May 1, 2024, the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 14, 2024 to stockholders of record at the close of business on May 31, 2024.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The significant raw material headwind encountered in the second quarter is expected to persist in the third quarter, but at a lower level, as inventory containing a higher cost of nickel is sold.  Based on continued production momentum and the strength of both our aerospace and industrial gas turbine markets, the Company believes that revenue and earnings are expected to be higher in the third quarter compared to the second quarter of fiscal 2024.

Proposed Merger Transaction with Acerinox S.A.

On February 5, 2024, the Company entered into a merger agreement with a subsidiary of Acerinox S.A. (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions in the Merger Agreement) such subsidiary of Acerinox S.A. will acquire all of the outstanding shares of the Company’s common stock in a transaction structured as a merger of an indirect wholly-owned subsidiary of Acerinox S.A. with and into the Company, with the Company continuing as a surviving corporation (the “Merger”). Acerinox S.A. is providing a full performance guaranty with respect to its subsidiaries’ obligations under the Merger Agreement.

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company's common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of common stock (i) held by the Company as treasury stock as of immediately prior to the Effective Time, (ii) owned by such subsidiary of Acerinox S.A. or any of its subsidiaries as of immediately prior to the Effective Time or (iii) owned by stockholders who have properly exercised appraisal rights under Delaware law) will be automatically cancelled, extinguished and converted into the right to receive $61.00 per share in cash, without interest thereon.

As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Acerinox S.A. The completion of the Merger is subject to certain customary closing conditions, including, among others, the adoption of the Merger Agreement by the Company's stockholders, which was adopted on April 16, 2024, and the expiration or termination of the applicable waiting period under the HSR Act, which expired on March 18, 2024, and the receipt of regulatory clearances pursuant to certain other antitrust and foreign investment laws applicable to the Merger.

Non-GAAP Financial Measures

This press release includes certain financial measures, including Adjusted EBITDA for the fiscal quarters ended March 31, 2023 and 2024 and Adjusted gross profit and Adjusted gross profit % – excluding the estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended March31, 2022 and 2023 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA, Adjusted gross profit and Adjusted gross profit % – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in Schedules 6 and 7.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2024 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations, expected borrowings under the Company’s revolving credit facility, dividends, the benefits of the proposed acquisition of the Company by a subsidiary of Acerinox S.A. and the associated integration plans, capital expenditure commitments, anticipated future operating performance and results of the Company, the expected management and governance of the Company following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”).  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2024	2023	2024
Net Revenues	$152,786	$152,458	$285,459	$299,815
Cost of Sales	121,908	125,444	231,543	248,093
Gross Profit	30,878	27,014	53,916	51,722
Selling, general and administrative expense	12,702	13,361	23,654	25,832
Research and technical expense	1,047	1,098	2,020	2,200
Operating income	17,129	12,555	28,242	23,690
Nonoperating retirement benefit income	(365)	(498)	(731)	(996)
Interest income	(10)	(26)	(16)	(49)
Interest expense	1,865	2,008	3,366	4,247
Income before income taxes	15,639	11,071	25,623	20,488
Provision for income taxes	3,290	2,520	5,535	4,235
Net Income	$12,349	$8,551	$20,088	$16,253
Net Income per share:
Basic	$0.98	$0.67	$1.59	$1.28
Diluted	$0.96	$0.66	$1.56	$1.26
Weighted Average Common Shares Outstanding
Basic	12,544	12,658	12,522	12,650
Diluted	12,787	12,851	12,766	12,825

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	$10,723	$11,529
Accounts receivable, less allowance for credit losses of $459 and $489 at September 30, 2023 and March 31, 2024, respectively	106,292	100,736
Inventories	414,077	407,103
Income taxes receivable	2,372	2,856
Other current assets	5,702	6,340
Total current assets	539,166	528,564
Property, plant and equipment, net	142,540	143,855
Deferred income taxes	3,608	3,787
Other assets	10,523	11,408
Goodwill	4,789	4,789
Other intangible assets, net	5,655	5,457
Total assets	$706,281	$697,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,812	$44,888
Accrued expenses	18,201	18,812
Income taxes payable	336	172
Accrued pension and postretirement benefits	2,940	2,940
Deferred revenue - current portion	2,500	2,500
Total current liabilities	76,789	69,312
Revolving credit facilities - Long-term	114,843	103,213
Long term debt	—	520
Long-term obligations (less current portion)	7,448	7,189
Deferred revenue (less current portion)	5,329	4,079
Deferred income taxes	3,686	3,757
Operating lease liabilities	362	1,417
Accrued pension benefits (less current portion)	14,019	11,631
Accrued postretirement benefits (less current portion)	49,481	50,362
Total liabilities	271,957	251,480
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized; 13,124,401 and 13,208,307 shares issued and 12,731,661 and 12,782,892 shares outstanding at September 30, 2023 and March 31, 2024, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, none issued)	—	—
Additional paid-in capital	277,713	279,699
Accumulated earnings	165,825	176,446
Treasury stock, (392,740 and 425,415 shares at September 30, 2023 and March 31, 2024, respectively)	(15,600)	(17,141)
Accumulated other comprehensive income	6,373	7,363
Total stockholders’ equity	434,324	446,380
Total liabilities and stockholders’ equity	$706,281	$697,860

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended March 31,
	2023	2024
Cash flows from operating activities:
Net income	$20,088	$16,253
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,932	8,507
Amortization	216	198
Pension and post-retirement expense	1,306	1,089
Change in long-term obligations	(41)	(28)
Stock compensation expense	1,541	1,986
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	231	251
Loss on disposition of property	65	239
Change in assets and liabilities:
Accounts receivable	(1,134)	6,565
Inventories	(34,370)	8,801
Other assets	110	(432)
Accounts payable and accrued expenses	(8,888)	(7,327)
Income taxes	(2,346)	(639)
Accrued pension and postretirement benefits	(4,187)	(4,180)
Net cash provided by (used in) operating activities	(19,727)	30,033
Cash flows from investing activities:
Additions to property, plant and equipment	(7,292)	(10,896)
Net cash used in investing activities	(7,292)	(10,896)
Cash flows from financing activities:
Revolving credit facility borrowings	84,128	65,855
Revolving credit facility repayments	(50,849)	(77,485)
Long term debt borrowings	—	520
Dividends paid	(5,603)	(5,714)
Proceeds from exercise of stock options	8,228	—
Payment for purchase of treasury stock	(925)	(1,541)
Payment for debt issuance cost	(245)	—
Payments on long-term obligations	(138)	(157)
Net cash provided by (used in) financing activities	34,596	(18,522)
Effect of exchange rates on cash	842	191
Increase in cash and cash equivalents:	8,419	806
Cash and cash equivalents:
Beginning of period	8,440	10,723
End of period	$16,859	$11,529

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2023	2023	2023	2023	2024
Net revenues	$152,786	$143,901	$160,596	$147,357	$152,458
Gross profit margin	30,878	26,062	29,782	24,708	27,014
Gross profit margin %	20.2%	18.1%	18.5%	16.8%	17.7%
Adjusted gross profit margin(1)	32,578	27,562	33,582	30,408	32,314
Adjusted gross profit margin %(1)	21.3%	19.2%	20.9%	20.6%	21.2%

Net income	12,349	8,759	13,128	7,702	8,551
Net income per share:
Basic	$ 0.98	$ 0.69	$ 1.03	$ 0.60	$ 0.67
Diluted	$ 0.96	$ 0.68	$ 1.02	$ 0.60	$ 0.66

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 7 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2023	2023	2023	2023	2024
Net revenues (in thousands)
Aerospace	$66,612	$77,456	$81,805	$73,346	$77,140
Chemical processing	28,605	17,696	23,003	20,779	17,669
Industrial gas turbines	32,420	28,073	34,213	35,383	35,587
Other markets	17,550	13,416	14,599	11,507	13,687
Total product revenue	145,187	136,641	153,620	141,015	144,083
Other revenue	7,599	7,260	6,976	6,342	8,375
Net revenues	$152,786	$143,901	$160,596	$147,357	$152,458

Shipments by markets (in thousands of pounds)
Aerospace	1,982	2,376	2,533	2,154	2,159
Chemical processing	845	462	653	670	492
Industrial gas turbines	1,430	1,311	1,412	1,693	1,709
Other markets	410	278	269	213	281
Total shipments	4,667	4,427	4,867	4,730	4,641

Average selling price per pound
Aerospace	$33.61	$32.60	$32.30	$34.05	$35.73
Chemical processing	33.85	38.30	35.23	31.01	35.91
Industrial gas turbines	22.67	21.41	24.23	20.90	20.82
Other markets	42.80	48.26	54.27	54.02	48.71
Total product (product only; excluding other revenue)	$31.11	$30.87	$31.56	$29.81	$31.05
Total average selling price (including other revenue)	$32.74	$32.51	$33.00	$31.15	$32.85

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED EBITDA ADJUSTED EBITDA AS A PERCENTAGE OF NET REVENUES

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA and Adjusted EBITDA as a Percentage of Net Revenues

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenues provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2024	2023	2024
Operating income	$17,129	$12,555	$28,242	$23,690
Depreciation	4,485	4,319	8,932	8,507
Amortization (excluding debt issuance costs recorded in interest expense)	32	31	65	64
Stock compensation expense	771	1,108	1,541	1,986
Adjusted EBITDA	$22,417	$18,013	$38,780	$34,247
Adjusted EBITDA as a percentage of Net revenues	14.7%	11.8%	13.6%	11.4%

Schedule 7

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED GROSS PROFIT MARGIN – EXCLUDING THE ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted Gross Profit and Adjusted Gross Profit % – Excluding the estimated impact of nickel and cobalt fluctuations

Management believes that Adjusted Gross profit margin and Adjusted Gross profit % – Excluding the estimated impact of nickel and cobalt fluctuations provide relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross profit and gross profit % impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how the cost of nickel and cobalt flows to cost of sales including the impacts of the commodity price exposure of the Company’s scrap cycle. Management uses its results excluding these nickel and cobalt price impacts to evaluate its operating performance.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2023	2023	2023	2023	2024
Gross profit margin	$30,878	$26,062	$29,782	$24,708	$27,014
Gross profit margin %	20.2%	18.1%	18.5%	16.8%	17.7%
Estimated impact of nickel and cobalt fluctuations	1,700	1,500	3,800	5,700	5,300
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$32,578	$27,562	$33,582	$30,408	$32,314
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	21.3%	19.2%	20.9%	20.6%	21.2%